UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2005

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1250 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

At a meeting of the Company’s Board of Directors (the “Board”) of FreightCar America, Inc. (the “Company”) held on December 6, 2005, upon the recommendation of the Compensation Committee, the Board approved the award of 37,500 shares of restricted stock to certain employees of the Company pursuant to its 2005 Long Term Incentive Plan (the “Plan”). The form of Restricted Share Award Agreement to be used for such grants is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The form of Restricted Share Award Agreement provides for the grant of the Company’s common stock as restricted stock under the Plan. The restricted stock will vest in three equal installments at the opening of the second full trading day after the issuance of the press release with respect to earnings for the Company’s first fiscal quarter in 2006, 2007 and 2008, respectively, subject to the recipient’s continued employment with the Company. The form of Restricted Share Award Agreement also contains provisions for non-solicitation and confidentiality covenants by the recipient.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At a meeting of the Company’s Board held on December 6, 2005, upon the recommendation of the Corporate Governance and Nominating Committee, Messrs. Thomas M. Fitzpatrick and Thomas A. Madden were each elected as new independent directors of the Company to fill two vacancies on the Board. Mr. Madden was appointed to the Audit Committee and the Compensation Committee. Mr. Fitzpatrick was appointed to the Corporate Governance and Nominating Committee and the Compensation Committee.

The vacancies filled by Messrs. Fitzpatrick and Madden were created when Mark D. Dalton and Jay R. Bloom resigned as directors of the Company on November 16, 2005.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 10.1	Form of Restricted Share Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: December 12, 2005	By:	/s/ Kevin P. Bagby
	Name:	Kevin P. Bagby
	Title:	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit 10.1	Form of Restricted Share Award Agreement